U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

________________________________________________________________________________
1.   Name and Address of Reporting Person*

                               Blake, S. Prestley
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   (Last)                            (First)              (Middle)

6799 South Marina Way
--------------------------------------------------------------------------------
                                    (Street)

Stuart FL  34996
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   (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

                                November 29, 2000
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

                       Friendly Ice Cream Corporation FRN
________________________________________________________________________________
5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)

                                December 8, 2000
________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check applicable line)

     [_]  Form Filed by One Reporting Person

     [X]  Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
----------------------------------------------------------------------------------------------------------------------------------

Common Stock                              782,000                    (1)                  (1)
----------------------------------------------------------------------------------------------------------------------------------
Common Stock                               10,000                     I                   (2)
----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

==================================================================================================================================

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)

                                                                          (Over)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:

(1) These shares are owned directly by the SPB Family Limited Partnership, a ten percent owner of the issuer and a member of a "group" with S. Prestley Blake for purposes of Section 13(d) of the Exchange Act, and indirectly by S. Prestley Blake, as general partner of the SPB Family Limited Partnership.

(2) These shares are owned by The Helen D. Blake 1993 Trust, of which S. Prestley Blake's spouse, Helen D. Blake, is the trustee. S. Prestley Blake disclaims beneficial ownership of the issuer's common stock held by The Helen D. Blake 1993 Trust except to the extent of his pecuniary interest therein.


   /s/ S. Prestley Blake                                     April 26, 2002
---------------------------------------------            -----------------------
    **Signature of Reporting Person                               Date
  Individually and as general
  partner of the SPB Family
  Limited Partnership


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                             Joint Filer Information


Name:                                      SPB Family Limited Partnership

Address:                                   c/o S. Prestley Blake
                                           6799 South Marina Way
                                           Stuart, FL 34996

Designated Filer:                          S. Prestley Blake

Issuer & Ticker Symbol:                    Friendly Ice Cream Corporation (FRN)

Date of Event Requiring Statement:         11/29/00






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